                        INCENTIVE COMPENSATION AGREEMENT

       This INCENTIVE COMPENSATION AGREEMENT (this "AGREEMENT"), dated as of January 27, 2000, is by and between International Rectifier Corporation, a Delaware corporation ("COMPANY"), and John Catrambone ("EMPLOYEE").

       WHEREAS, as of the date hereof, Employee is a key employee of Omnirel LLC ("OMNIREL"), and Company desires to offer Employee an incentive to become an employee of Company following the earlier to occur of (i) 120 days following the acquisition by the Company of at least 66-2/3 of the issued and outstanding common stock of Zing Technologies, Inc., and (ii) the Effective Date ("Commencement Date"). Capitalized terms used but not separately defined herein shall have the meanings ascribed to them in the Merger Agreement.

       NOW, THEREFORE, the parties hereto agree as follows:

1. INCENTIVE COMPENSATION. Company shall pay Employee the following incentive bonus compensation (each payment, a "BONUS PAYMENT") on the following dates (each such date, a "PAYMENT DATE"):

              (i) The sum of $250,000, within ten days following the Commencement Date; and

              (ii) The sum of $250,000, within ten days following the one-year anniversary of the Commencement Date.

2. TERMINATION OF EMPLOYMENT. If Company terminates Employee's employment without Cause (as hereinafter defined) or if Employee terminates his employment for Good Reason (as hereinafter defined) or if Employee dies, Company shall pay Employee (or his estate or legal respresentatives) all remaining Bonus Payments within thirty days of such event. If Employee's employment is terminated by the Company for any other reason, the amounts described in Section 1 shall be paid on the Payment Dates. Notwithstanding anything to the contrary in this Agreement, it is a condition to Employee receiving Bonus Payments hereunder that Employee not resign as an employee of Company (except for death or resignation for Good Reason (including disability under Section 3(b)(v))) for one year following the Commencement Date. Any Bonus Payments received by Employee under this Agreement shall be deemed an advance by the Company until the condition set forth in the previous sentence is satisfied.

3.     DEFINITIONS.

       (a)    "CAUSE" shall mean and shall be limited to:

              (i) Any action by Employee involving willful malfeasance or a willful breach of Employee's fiduciary duties in connection with his employment by Company;



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              (ii)   The conviction of Employee of a felony; and

              (iii) Substantial and continuing neglect or refusal by Employee to perform the duties ordinarily performed by a Vice President of Company, consistent with the terms of his Employment Letter (as hereinafter defined), which refusal or neglect continues for ten days after written notice thereof to Employee from the President of Company.

       (b)    "GOOD REASON" shall mean and shall be limited to:

              (i) The assignment to Employee by Company of duties, individually or in the aggregate, materially inconsistent with Employee's position of Vice President of Company or the requirement that his place of employment be a location more than ten miles from 205 Crawford Street, Leominster, Massachusetts;

              (ii) A material reduction by Company of the duties or responsibility of Employee or any removal of Employee from the position of Vice President;

              (iii) A material reduction or elimination of Employee's compensation or benefits;

              (iv) Failure of Company to honor the terms of the Employment Letter; and

              (v) Disability of Employee substantially interfering with the performance of his duties as performed prior to the date of disability and continuing for a period of ninety days.

       (c) "EMPLOYMENT LETTER" shall mean the executed Employment Offer Summary and related letter from Company to Employee, dated January 18, 2000, offering employment with Company, copies of which are attached hereto. As of the Effective Date, the Employment Agreement, dated as of June 26, 1991, originally among Employee, Omnirel Corporation, and Zeus Components, Inc., as amended, and any other employment agreement between Employee and Zing Technologies, Inc. or Omnirel LLC, or any affiliate thereof, shall be terminated and of no further force and effect.

4. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Massachusetts without giving effect to the principles of conflicts of laws thereof.

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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       International Rectifier Corporation

                                         By: /s/ Walter T. Lifsey
                                           -------------------------------
                                         Name:   Walter T. Lifsey
                                           -------------------------------
                                         Title: Vice President Government
                                               ---------------------------
                                                  and Space Products
                                                --------------------------
                                         Address:  233 Kansas St.
                                                --------------------------
                                                  El Segundo, CA 90245









                                         ---------------------------------
                                         /s/ John Catrambone
                                         ---------------------------------
                                         Name:    John Catrambone
                                              ----------------------------
                                         Address: 167 South St.
                                              ----------------------------
                                                  Carlisle, MA 01741
                                              ----------------------------